Exhibit 10(a)

REIMBURSEMENT AGREEMENT,

dated as of March 31, 2005,

among

PPL ENERGY SUPPLY, LLC,

as the Account Party,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS FROM TIME TO TIME
PARTIES HERETO,

as the Lenders,

THE BANK OF NOVA SCOTIA,

as the Issuer,

and

THE BANK OF NOVA SCOTIA,

as the Administrative Agent.

___________________________

TABLE OF CONTENTS

SCHEDULE I	- Disclosure Schedule
SCHEDULE II	- Percentages

EXHIBIT A	- Form of Issuance Request

REIMBURSEMENT AGREEMENT

THIS REIMBURSEMENT AGREEMENT, dated as of March 31, 2005, is among PPL ENERGY SUPPLY, LLC, a Delaware limited liability company (the "Account Party"), the financial institutions from time to time parties hereto (collectively, the "Lenders") and THE BANK OF NOVA SCOTIA ("Scotia Capital"), as an Issuer and as administrative agent (in such capacity, the "Administrative Agent").

W I T N E S S E T H:

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Letter of Credit Commitments; and

WHEREAS, the Issuer is willing, on the terms and subject to the conditions hereinafter set forth, to issue Letters of Credit for the account of the Account Party;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

"Account Party" is defined in the preamble.

"Administrative Agent" is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 9.3.

"Agreement" means, on any date, this Reimbursement Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

"Authorized Officer" means, relative to any Person, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuer pursuant to Section 5.1.1.

"Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, or any successor statute.

"Base Rate" means, for any day, a rate per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of 0.50% plus the Federal Funds Rate for such day.

"Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

"Capital Lease" means any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet.

"Capital Lease Obligations" means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

"Capital Securities" means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether now outstanding or issued after the Effective Date.

"Cash Collateralize" means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"CERCLIS" is defined in CERCLA.

"Change of Control" means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended) of 25% or more of the outstanding shares of voting stock of Parent or its successors or (ii) the failure at any time of Parent or its successors to own 80% or more of the outstanding shares of the Voting Stock in the Account Party.

"Code" means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

"Commitment Termination Date" means the earliest of

          (a) 364 days from the Effective Date;

          (b) the date on which the Letter of Credit Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

          (c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in the preceding clauses (c) or (d), the Letter of Credit Commitment shall terminate automatically and without any further action.

"Commitment Termination Event" means

          (a) the occurrence of any Event of Default with respect to the Account Party described in Section 8.1.9; or

          (b) the occurrence and continuance of any other Event of Default and either (i) the declaration that all Letters of Credit be Cash Collateralized pursuant to Section 8.3, or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Account Party that the Letter of Credit Commitment has been terminated.

"Compliance Certificate" means a certificate duly completed and executed by an Authorized Officer of the Account Party, in form and substance satisfactory to the Administrative Agent.

"Consolidated Subsidiary" means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

"Corporation" means a corporation, association, company, joint stock company, limited liability company, partnership or business trust.

"Credit Extension" means the issuance of any Letter of Credit, or the renewal or extension of any Stated Expiry Date of any existing Letter of Credit, by the Issuer.

"Credit Parties" means, collectively, the Lenders, the Issuer and the Administrative Agent, and each of their respective successors, transferees and assigns.

"Debt" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person with respect to deposits or advances of any kind, (iii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iv) all Guarantees by such Person of Debt of others, (v) all Capital Lease Obligations and Synthetic Leases of such Person, (vi) all obligations of such Person in respect of Interest Rate Protection Agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the net amount that would be payable upon the acceleration, termination or liquidation thereof), but only to the extent that such net obligations exceed $75,000,000 in the aggregate and (vii) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances; provided, however, that "Debt" of such Person does not include (a) obligations of such Person under any installment sale, conditional sale or title retention agreement or any other agreement relating to obligations for the deferred purchase price of property or services (b) obligations under agreements relating to the purchase and sale of any commodity, including any power sale or purchase agreements, any commodity hedge or derivative (regardless of whether any such transaction is a "financial" or physical transaction), (c) any trade obligations or other obligations of such Person incurred in the ordinary course of business or (d) obligations of such Person under any lease agreement (including any lease intended as security) that is not a Capital Lease or a Synthetic Lease.

"Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

"Disbursement" is defined in Section 2.3.2.

"Disbursement Date" is defined in Section 2.3.2.

"Disclosure Schedule" means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Account Party with the written consent of the Required Lenders.

"Dollar" and the sign "$" mean lawful money of the United States.

"Effective Date" means the date this Agreement becomes effective pursuant to Section 10.8.

"Eligible Assignee" means any Person (other than a natural Person) agreed to by the Administrative Agent and the Issuer and (so long as no Default has occurred and is continuing) the Account Party.

"Environmental Laws" means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or other written governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or Hazardous Substances or wastes.

"Environmental Liabilities" means all liabilities (including anticipated compliance costs) in connection with or relating to the business, assets, presently or previously owned, leased or operated property, activities (including, without limitation, off-site disposal) or operations of the Account Party or any of its Subsidiaries, whether vested or unvested, contingent or fixed, actual or potential, which arise under or relate to matters covered by Environmental Laws.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

"ERISA Group" means the Account Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Account Party, are treated as a single employer under Section 414(b) or (c) of the Code.

"Event of Default" is defined in Section 8.1.

"Exemption Certificate" is defined in clause (e) of Section 4.2.

"Federal Funds Rate" means for any day the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

"fiscal year" means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2004 Fiscal Year") refer to the Fiscal Year ending on December 31 of such calendar year.

"Foreign Subsidiary" means a Subsidiary which is not formed under the laws of the United States or any territory thereof.

"F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

"GAAP" means United States generally accepted accounting principles applied on a consistent basis.

"Governmental Authority" means any federal, state or local government, authority, agency, central bank, quasi-governmental authority, court or other body or entity, and any arbitrator with authority to bind a party at law.

"Guarantee" of or by any person means any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Debt of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for payment of such Debt, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Hazardous Substances" means any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

"herein", "hereof", "hereto", "hereunder" and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

"including" and "include" means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

"Incorporated Agreement" means the Five-Year Credit Agreement, dated as of June 22, 2004, among the Account Party, the lenders from time to time party thereto, Wachovia Bank, National Association, as administrative agent and issuing lender, certain financial institutions, as syndication agents, certain financial institutions, as lead arrangers, and certain financial institutions (including Scotia Capital), as documentation agents as in effect on the date hereof and without giving effect to any subsequent modification, supplement, amendment or waiver by the lenders under, or by other parties to, the Incorporated Agreement, unless the Required Lenders agrees in writing that such modification, supplement, amendment or waiver shall apply to such provisions or schedules incorporated herein.

"Indemnified Liabilities" is defined in Section 10.4.

"Indemnified Parties" is defined in Section 10.4.

"Interest Rate Protection Agreements" means any agreement providing for an interest rate swap, cap or collar, or any other financial agreement designed to protect against fluctuations in interest rates.

"ISP Rules" is defined in Section 10.9.

"Issuance Request" means a request and certificate, duly executed by an Authorized Officer of the Account Party, to issue a Letter of Credit substantially in the form of Exhibit A hereto.

"Issuer" means Scotia Capital in its capacity as Issuer of the Letters of Credit. At the request of Scotia Capital and with the Account Party's consent (not to be unreasonably withheld), another Lender or an Affiliate of Scotia Capital may issue one or more Letters of Credit hereunder so long as such Lender or Affiliate is a commercial bank or trust company organized under the laws of the United States (or any state or political subdivision thereof) or a foreign commercial bank or trust company with a United States branch having (a) a capital and surplus of at least $1,000,000,000 and (b) a long-term senior unsecured debt rating of at least (i) A3 from Moody's and A- from S&P, if such entity is rated by both Moody's and S&P or (b) A3 from Moody's or A- from S&P, if such entity is rated by either Moody's or S&P but not both.

"LC Percentage" means, relative to any Lender, the applicable percentage relating to Letters of Credit set forth opposite its name on Schedule II hereto under the Letter of Credit Commitment column or set forth in an Assignment Agreement under the Letter of Credit Commitment column, as such percentage may be adjusted from time to time pursuant to Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.11.

"Lender's Environmental Liability" means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys' fees at trial and appellate levels and experts' fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent, any Lender, the Issuer or any of such Person's Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

          (a) any Hazardous Substance on, in, under or affecting all or any portion of any property of the Account Party or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by releases from the Account Party's or any of its Subsidiaries' or any of their respective predecessors' properties;

          (b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.14;

          (c) any violation or claim of violation by the Account Party or any of its Subsidiaries of any Environmental Laws; or

          (d) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Substance by the Account Party or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Account Party or any of its Subsidiaries.

"Lenders" is defined in the preamble.

"Letter of Credit" is defined in Section 2.1.

"Letter of Credit Commitment" means the Issuer's obligation to issue Letters of Credit pursuant to Section 2.1.

"Letter of Credit Commitment Amount" means, on any date, a maximum amount of $200,000,000.

"Letter of Credit Outstandings" means, on any date, an amount equal to the sum of (i) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit, and (ii) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

"Loan Documents" means, collectively, this Agreement, the Letters of Credit and each other agreement, certificate, document or instrument delivered by the Account Party in connection with any Loan Document, whether or not specifically mentioned herein or therein.

"Material Adverse Effect" means (i) any material adverse effect upon the business, assets, financial condition or operations of the Account Party or the Account Party and its Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of the Account Party to perform its obligations under this Agreement or the other Loan Documents or (iii) a material adverse effect on the validity or enforceability of this Agreement or any of the other Loan Documents.

"Material Debt" means Debt (other than the Obligations) of the Account Party and/or one or more of its Restricted Subsidiaries in a principal or face amount exceeding $40,000,000.

"Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

"Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

"Moody's" means Moody's Investors Service, Inc.

"Non-Excluded Taxes" means any Taxes other than net income and franchise Taxes imposed with respect to any Secured Party by any Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its applicable lending office.

"Non-U.S. Lender" means any Lender that is not a "United States person", as defined under Section 7701(a)(30) of the Code.

"Obligations" means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Account Party arising under or in connection with a Loan Document, including Reimbursement Obligations.

"Organic Document" means, relative to the Account Party, its certificate of formation and limited liability company agreement.

"Other Taxes" means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

"Parent" means PPL Corporation, a Pennsylvania corporation, and its successors.

"Participant" is defined in clause (e) of Section 10.11.

"Person" means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Plan" means at any time an employee pension benefit plan (including a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

"Prime Rate" means the rate of interest then most recently established by the Administrative Agent in New York (and transmitted to the Borrower) as its base rate for Dollars loaned in the United States. The Prime Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.

"Quarterly Payment Date" means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

"Register" is defined in Section 2.4.

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as amended, or any successor regulation.

"Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as amended, or any successor regulation.

"Reimbursement Obligation" is defined in Section 2.3.3.

"Release" means a "release", as such term is defined in CERCLA.

"Replacement Lender" is defined in clause (h) of Section 10.11.

"Required Lenders" means, at any time, Lenders holding more than 50% of the Total Exposure Amount.

"Restricted Subsidiary" means each Subsidiary listed on Schedule 5.12 of the Incorporated Agreement; provided, that, each Restricted Subsidiary shall be a direct Wholly-Owned Subsidiary of the Account Party or a direct Wholly-Owned Subsidiary of a Restricted Subsidiary.

"S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

"Scotia Capital" is defined in the preamble.

"SEC" means the Securities and Exchange Commission.

"Stated Amount" means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

"Stated Expiry Date" is defined in Section 2.1.

"Subsidiary" means, any Corporation a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the Account Party or one or more other Subsidiaries of the Account Party.

"Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

"Taxes" means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

"Termination Date" means the date on which all Obligations have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Letter of Credit Commitment shall have terminated.

"Total Exposure Amount" means, on any date of determination (and without duplication), the aggregate amount of all Letter of Credit Outstandings and the unused amount of the Letter of Credit Commitment.

"Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

"United States" or "U.S." means the United States of America, its fifty states and the District of Columbia.

"Voting Stock" means stock (or other interests) of a Corporation having ordinary voting power for the election of directors, managers or trustees thereof, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

"Wholly-Owned Subsidiary" means, with respect to any Person at any date, any Subsidiary of such Person all of the Voting Stock of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person.

SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.

SECTION 1.3. Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder shall be made and all financial statements required to be delivered thereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Account Party's independent public accountants) with the audited consolidated financial statements of the Account Party most recently delivered to the Lenders; provided that, if the Account Party notifies the Administrative Agent that the Account Party wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Account Party that the Required Lenders wish to amend any covenant in Article VII for such purpose), then the Account Party's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Account Party and the Required Lenders.

SECTION 1.5. Incorporation by Reference to Incorporated Agreement. The following rules of construction shall apply:

          (a) Terms defined in the Incorporated Agreement and used in the provisions incorporated herein, unless otherwise defined herein or the context otherwise requires, shall have the definitions set forth in Section 1.01 of the Incorporated Agreement, and such definitions are hereby incorporated herein by reference, mutatis mutandis, and will be deemed to be and to continue in effect for the benefit of the Administrative Agent, the Lenders and the Issuer whether or not the Incorporated Agreement remains outstanding or in effect; provided, that any such definitions so incorporated shall be incorporated as of the date hereof and shall not be subject to any subsequent modification, supplement, amendment or waiver by the lenders under or other parties to the Incorporated Agreement, unless the Required Lenders agrees in writing that such modification, supplement, amendment or waiver shall apply to such definitions incorporated herein.

          (b) In addition, the parties hereto agree that, for the purposes of Article VII, references to terms in the Incorporated Agreement to "the Borrower" shall be a reference to the Account Party, "this Agreement" or "the Loan Document(s)" shall be a reference to this Reimbursement Agreement and the Loan Documents hereunder, "the Lenders" or the "Administrative Agent" shall be a reference to the Administrative Agent and Lenders under this Agreement, references to the "Issuing Lender" shall be a reference to the Issuer under this Agreement and a "Default" or "Event of Default" shall be a reference to a Default or Event of Default under this Agreement.

          (c) Unless the context otherwise requires, whenever any statements is qualified by "to the best knowledge of" or "known to" (or a similar phrase) any Person that is not a natural person, it is intended to indicate that the senior management of such Person has conducted a commercially reasonable inquiry and investigation prior to making such statement and no member of the senior management of such Person (including managers, in the case of limited liability companies, and general partners, in the case of partnerships) has current actual knowledge of the inaccuracy of such statement.

ARTICLE II
COMMITMENTS, ISSUANCE
PROCEDURES AND LETTERS OF CREDIT

SECTION 2.1. Letter of Credit Commitment. From time to time on any Business Day occurring from the Effective Date to (but excluding) five Business Days prior to the date set forth in clause (b) of the definition of Commitment Termination Date, the Issuer agrees that it will:

          (a) issue one or more standby letters of credit (the "Letter of Credit") for the account of the Account Party in the Stated Amount requested by the Account Party on such day including, on the Effective Date, issue each Letter of Credit in place of each Existing Letter of Credit; or

          (b) extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder as requested by the Account Party.

No Letter of Credit shall be stated to expire (the "Stated Expiry Date") beyond the earlier of (i) the date five days prior to the date set forth in clause (b) of the definition of Commitment Termination Date and (ii) one year from the date of such extension. The Issuer shall not be permitted or required to issue any Letter of Credit if, after giving effect thereto, the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount.

SECTION 2.2. Reduction of the Letter of Credit Commitment Amount. The Letter of Credit Commitment Amount will, without any further action, automatically and permanently be reduced upon the occurrence of the Commitment Termination Date.

SECTION 2.3. Issuance Procedures. By delivering to the Administrative Agent an Issuance Request on or before 12:00 noon on a Business Day, the Account Party may from time to time irrevocably request on not less than three nor more than ten Business Days' notice, in the case of an initial issuance of a Letter of Credit and not less than three Business Days' prior notice, in the case of a request for the renewal or extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that the Issuer issue, or renew or extend the Stated Expiry Date of, a Letter of Credit in such form as may be requested by the Account Party and approved by the Issuer for general limited liability company purposes; provided, however, the Issuer agrees that it will (a) issue a Letter of Credit the next Business Day so long as (i) the Issuance Request is received by the Administrative Agent prior to 12:00 noon on the Business Day before the proposed issuance of such Letter of Credit and (ii) the form of such Letter of Credit has either been previously reviewed and accepted by the Issuer and (b) amend or otherwise modify a Letter of Credit on the same Business Day the applicable Issuance Request is received so long as (i) the Issuance Request is received by the Administrative Agent prior to 12:00 noon on the Business Day of the proposed amendment or modification of such Letter of Credit and (ii) such amendments or modifications are limited to an increase or decrease in the Stated Amount of such Letter of Credit or an extension of the Stated Expiry Date of such Letter of Credit. Notwithstanding the foregoing, in the event that the Account Party requests that the Issuer issue a Letter of Credit in a form that it has not had the opportunity to review or approve, the Issuer agrees it will issue such Letter of Credit one Business Day after the form of the Letter of Credit has been finalized among the Issuer, the Account Party and the beneficiary and is in form satisfactory to each of them. The Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues and a copy to the Account Party.

SECTION 2.3.1. Other Lenders Participation. Upon the issuance of each Letter of Credit, and without further action, each Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its LC Percentage, a participation interest in such Letter of Credit (including the contingent liability and any Reimbursement Obligation with respect thereto), and such Lender shall, to the extent of its LC Percentage, be responsible (within one Business Day following notice to it) for reimbursing the Issuer for Reimbursement Obligations which have not been reimbursed by the Account Party in accordance with Section 2.3.3 (with the terms of this Section surviving the termination of this Agreement). In addition, such Lender shall, to the extent of its LC Percentage, be entitled to receive a ratable portion of the Letter of Credit fee payable pursuant to Section 3.2.2 with respect to each Letter of Credit and of interest payable pursuant to Section 3.1 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed the Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Account Party or otherwise) in respect of such Disbursement.

SECTION 2.3.2. Disbursements. The Issuer or the Administrative Agent will notify the Account Party promptly of the presentment for payment of any Letter of Credit issued by the Issuer, together with notice of the date (the "Disbursement Date") such payment shall be made (each such payment, a "Disbursement"). Subject to the terms and provisions of such Letter of Credit and this Agreement, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 3:00 p.m. on the first Business Day following the later of the Account Party's receipt of notice of a Disbursement or the Disbursement Date, the Account Party will reimburse the Administrative Agent, for the account of the Issuer, for all amounts which the Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum equal to the Base Rate for the period from the later of the Account Party's receipt of notice of a Disbursement or the Disbursement Date through the date of such reimbursement. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Account Party hereby acknowledges and agrees that it shall be obligated to reimburse the Issuer upon each Disbursement of a Letter of Credit.

SECTION 2.3.3. Reimbursement. The obligation (a "Reimbursement Obligation") of the Account Party under Section 2.3.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Account Party to reimburse the Issuer, each Lender's obligation under Section 2.3.1 to reimburse the Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Account Party or such Lender, as the case may be, may have or have had against the Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer's good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided that, after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Account Party or such Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer.

SECTION 2.3.4. Deemed Disbursements. Upon the occurrence and during the continuation of any Default under Section 8.1.9 or upon notification by the Administrative Agent (acting at the direction of the Required Lenders) to the Account Party of its obligations under this Section following the occurrence and during the continuation of any other Event of Default,

          (a) the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the Account Party or any other Person, be deemed to have been paid or disbursed by the Issuer of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and

          (b) the Account Party shall be immediately obligated to reimburse the Issuer for the amount deemed to have been so paid or disbursed by the Issuer.

Amounts payable by the Account Party pursuant to this Section shall be deposited in immediately available funds with the Administrative Agent and held as collateral security for the Reimbursement Obligations. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Administrative Agent shall return to the Account Party all amounts then on deposit with the Administrative Agent pursuant to this Section which have not been applied to the satisfaction of the Reimbursement Obligations

SECTION 2.3.5. Nature of Reimbursement Obligations. The Account Party and, to the extent set forth in Section 2.3.1, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuer (except to the extent of its own gross negligence or willful misconduct) shall not be responsible for:

          (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

          (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c) the failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

          (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

          (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Account Party and each such Credit Party, and shall not put the Issuer under any resulting liability to the Account Party or any Credit Party, as the case may be.

SECTION 2.4. Register. The Account Party hereby designates the Administrative Agent to serve as the Account Party's agent, solely for the purpose of this clause, to maintain a register (the "Register") on which the Administrative Agent will record each Lender's LC Percentage, annexed to which the Administrative Agent shall retain a copy of each Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.11. Failure to make any recordation, or any error in such recordation, shall not affect the Account Party's Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Account Party, the Administrative Agent and the Lenders shall treat each Person in whose name a LC Percentage is registered as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Lender of its rights and obligations shall be registered in the Register only upon delivery to the Administrative Agent of a Assignment Agreement that has been executed by the requisite parties pursuant to Section 10.11. No assignment or transfer of a Lender's rights and obligations shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section

ARTICLE III
INTEREST AND FEES

SECTION 3.1. Post-Maturity Rates. After the date any Reimbursement Obligation is due and payable (whether upon acceleration or otherwise), or after any other monetary Obligation of the Account Party shall have become due and payable, the Account Party shall pay on demand, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus 2% per annum.

SECTION 3.2. Fees. The Account Party agrees to pay the fees set forth below. All such fees shall be non-refundable.

SECTION 3.2.1. Commitment Fee. The Account Party agrees to pay to the Administrative Agent for the account of each Lender (based on its LC Percentage), for the period (including any portion thereof when any of the Letter of Credit Commitment is suspended by reason of the Account Party's inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Commitment Termination Date, a commitment fee equal to 0.15% per annum, multiplied by the sum of the average daily unused portion of the Letter of Credit Commitment Amount (net of Letter of Credit Outstandings). All commitment fees payable pursuant to this Section shall be payable by the Account Party in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Commitment Termination Date.

SECTION 3.2.2. Letter of Credit Fee. The Account Party agrees to pay to the Administrative Agent, for the account of each Lender (based on its LC Percentage), a Letter of Credit fee equal to 0.50% per annum, multiplied by the Stated Amount of each such Letter of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Commitment Termination Date. The Account Party also agrees to pay to the Issuer an issuance fee of $100 for each Letter of Credit issued such fee being paid on the date of such issuance.

ARTICLE IV
INCREASED COSTS AND OTHER PROVISIONS

SECTION 4.1. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Credit Party or any Person controlling such Credit Party, and such Credit Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of the Letter of Credit Commitment, or the Letters of Credit participated in, by such Credit Party is reduced to a level below that which such Credit Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Credit Party to the Account Party, the Account Party shall within fifteen days following receipt of such notice pay directly to such Credit Party additional amounts sufficient to compensate such Credit Party or such controlling Person for such reduction in rate of return, solely to the extent that any such additional amounts were incurred by such Credit Party or such controlling Person within 90 days of such demand. Each Credit Party will promptly notify the Account Party and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, that will entitle such Credit Party to compensation pursuant to this Section 4.1 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Credit Party may use any reasonable averaging and attribution methods.

SECTION 4.2. Taxes. The Account Party covenants and agrees as follows with respect to Taxes.

          (a) Any and all payments by the Account Party under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by the Account Party to or on behalf of any Credit Party under any Loan Document, then:

                    (i) subject to clause (f), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

                    (ii) the Account Party shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

          (b) In addition, the Account Party shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

          (c) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Account Party shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.

          (d) Subject to clause (f), the Account Party shall indemnify each Credit Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Credit Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Credit Party, the Account Party shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that, no Credit Party shall be under any obligation to provide any such notice to the Account Party). In addition, the Account Party shall indemnify each Credit Party for any incremental Taxes that may become payable by such Credit Party as a result of any failure of the Account Party to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Credit Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Credit Party makes written demand therefor. The Account Party acknowledges that any payment made to any Credit Party or to any Governmental Authority in respect of the indemnification obligations of the Account Party provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

          (e) Each Non-U.S. Lender, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Account Party or the Administrative Agent, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to the Account Party and the Administrative Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate to the effect that such Non-U.S. Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Account Party within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an "Exemption Certificate") and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.

          (f) The Account Party shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Account Party the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Letter of Credit Commitment or rights and obligations hereunder which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided that, the Account Party shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Effective Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender's lending office was made at the request of the Account Party or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of the Account Party.

          (g) In the event that a Credit Party receives an indemnification payment pursuant to clause (d) above and the Account Party makes a written request to the Credit Party for its cooperation, the relevant Credit Party shall cooperate with the Account Party in challenging such Non-Excluded Taxes or Other Taxes, provided that (i) the Credit Party reasonably determines in good faith that it will not suffer any adverse effect as a result thereof, (ii) all costs of such challenge are for the account of the Account Party, and (iii) the Account Party delivers to the Credit Party an opinion of counsel reasonably satisfactory to the Credit Party to the effect that there is substantial authority (within the meaning of Code section 6662(d)(2)(B)(i)) to prevail on such refund claim.

SECTION 4.3. Payments, Computations. Unless otherwise expressly provided in a Loan Document, all payments by the Account Party pursuant to each Loan Document shall be made by the Account Party to the Administrative Agent for the account of the Credit Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 3:00 p.m. on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Account Party. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Credit Party its share, if any, of such payments received by the Administrative Agent for the account of such Credit Party. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Payments due on other than a Business Day shall (except as otherwise required by clause (c) of the definition of "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

          (b) All amounts received as a result of the exercise of remedies under the Loan Documents or under applicable law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment of all Obligations owing to the Administrative Agent, in its capacity as the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent), (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Credit Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the aggregate Reimbursement Obligations then owing and Cash Collateralize contingent liabilities under Letter of Credit Outstandings, (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Obligations owing to the Credit Parties, and (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), and following the Termination Date, to the Account Party or any other Person lawfully entitled to receive such surplus.

SECTION 4.4. Sharing of Payments. If any Credit Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Sections 4.1 or 4.2) in excess of its pro rata share of payments obtained by all Credit Parties, such Credit Party shall purchase from the other Credit Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Credit Party to share the excess payment or other recovery ratably (to the extent such other Credit Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Credit Party, the purchase shall be rescinded and each Credit Party which has sold a participation to the purchasing Credit Party shall repay to the purchasing Credit Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Credit Party's ratable share (according to the proportion of (a) the amount of such selling Credit Party's required repayment to the purchasing Credit Party to (b) total amount so recovered from the purchasing Credit Party) of any interest or other amount paid or payable by the purchasing Credit Party in respect of the total amount so recovered. The Account Party agrees that any Credit Party purchasing a participation from another Credit Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.5) with respect to such participation as fully as if such Credit Party were the direct creditor of the Account Party in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Credit Party receives a secured claim in lieu of a setoff to which this Section applies, such Credit Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Credit Parties entitled under this Section to share in the benefits of any recovery on such secured claim

SECTION 4.5. Setoff. Each Credit Party shall, upon the occurrence and during the continuance of any Default described in Section 8.1.9 or, with the consent of the Required Lender, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due). Each Credit Party agrees promptly to notify the Account Party and the Administrative Agent after any such appropriation and application made by such Credit Party; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Credit Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Credit Party may have.

ARTICLE V
CONDITIONS TO CREDIT EXTENSIONS

SECTION 5.1. Initial Credit Extension. The obligations of the Lenders to make the initial Credit Extension (or participate therein) shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article.

SECTION 5.1.1. Resolutions, etc. The Administrative Agent shall have received from the Account Party (i) a copy of a good standing certificate, dated a date reasonably close to the Effective Date and (ii) a certificate, dated as of the date hereof, duly executed and delivered by any vice president, the controller, the treasurer, the assistant treasurer, secretary or assistant secretary of the Account Party as to

          (a) resolutions of the Account Party's Board of Managers then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by the Account Party and the transactions contemplated hereby and thereby;

          (b) the incumbency and signatures of those of its officers authorized to act with respect to each Loan Document to be executed by the Account Party; and

          (c) the full force and validity of each Organic Document of the Account Party and copies thereof;

upon which certificates each Credit Party may conclusively rely until it shall have received a further certificate of any such officer of the Account Party canceling or amending such prior certificate.

SECTION 5.1.2. Financial Information, etc. The Administrative Agent shall have received an audited consolidated balance sheet of the Account Party and its Subsidiaries, as of December 31, 2004, certified by the principal financial or accounting officer of the Account Party, which shall be satisfactory to the Administrative Agent.

SECTION 5.1.3. Compliance Certificate. The Administrative Agent shall have received a Compliance Certificate, calculated as of December 31, 2004, duly executed and delivered by the principal financial or accounting officer of the Account Party, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.1.4. Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.2 and, if then invoiced, 10.3.

SECTION 5.1.5. Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Effective Date and addressed to the Administrative Agent and all Lenders, from Dewey Ballantine LLP, New York counsel to the Account Party, in form and substance satisfactory to the Administrative Agent.

SECTION 5.2. All Credit Extensions. The obligation of the Issuer to make any Credit Extension shall be subject to the satisfaction of each of the conditions precedent set forth below.

SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension the following statements shall be true and correct:

          (a) the representations and warranties set forth in each Loan Document (other than the representations and warranties set forth in clause (b) of Section 6.4 and Section 6.6) shall, in each case, be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

          (b) no Default shall have then occurred and be continuing.

SECTION 5.2.2. Issuance Request. The Administrative Agent shall have received an Issuance Request duly executed and delivered by an Authorized Officer of the Account Party. Each delivery of an Issuance Request and the acceptance by the beneficiary of such Letter of Credit shall constitute a representation and warranty by the Account Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension) the statements made in Section 5.2.1 are true and correct in all material respects.

SECTION 5.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Account Party shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

In order to induce the Credit Parties to enter into this Agreement and to make Credit Extensions hereunder, the Account Party represents and warrants to each Credit Party as set forth in this Article.

SECTION 6.1. Status. The Account Party is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the limited liability company authority to make and perform this Agreement and each other Loan Document to which it is a party.

SECTION 6.2. Authority, No Conflict. The execution, delivery and performance by the Account Party of this Agreement and each other Loan Document to which it is a party have been duly authorized by all necessary limited liability company action and do not violate (i) any provision of law or regulation, or any decree, order, writ or judgment, (ii) any provision of its limited liability company agreement, or (iii) result in the breach of or constitute a default under any indenture or other agreement or instrument to which the Account Party is a party.

SECTION 6.3. Legality, etc. This Agreement and each other Loan Document to which the Account Party is a party constitute the legal, valid and binding obligations of the Account Party, enforceable against the Account Party in accordance with their terms except to the extent limited by (a) bankruptcy, insolvency, fraudulent conveyance or reorganization laws or by other laws relating to or affecting the enforceability of creditors' rights generally and by general equitable principles which may limit the right to obtain equitable remedies regardless of whether enforcement is considered in a proceeding of law or equity or (b) any applicable public policy on enforceability of provisions relating to contribution and indemnification.

SECTION 6.4. Financial Condition.

          (a) The consolidated balance sheet of the Account Party and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to each of the Administrative Agent and the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Account Party as of such date and its consolidated results of operations and cash flows for such fiscal year.

          (b) Since December 31, 2004, except as disclosed in or contemplated by the Account Party's Form 10-K Report to the SEC for the year ended December 31, 2004, there has been no change in the business, assets, financial condition or operations of the Account Party and its Consolidated Subsidiaries, considered as a whole, that would materially and adversely affect the Account Party's ability to perform any of its obligations under this Agreement or the other Loan Documents.

SECTION 6.5. Rights to Properties. The Account Party and its Restricted Subsidiaries have good and valid fee, leasehold, easement or other right, title or interest in or to all the properties necessary to the conduct of their business as conducted on the date hereof and as presently proposed to be conducted, except to the extent the failure to have such rights or interests would not have a Material Adverse Effect.

SECTION 6.6. Litigation. Except as disclosed in or contemplated by the Account Party's Form 10-K Report to the SEC for the year ended December 31, 2004 or in any subsequent Form 10-Q or 8-K Report or otherwise furnished in writing to the Administrative Agent prior to the Effective Date, no litigation, arbitration or administrative proceeding against the Account Party is pending or, to the Account Party's knowledge, threatened, which, if adversely determined, would materially and adversely affect the ability of the Account Party to perform any of its obligations under this Agreement or the other Loan Documents. There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of the Account Party, threatened which questions the validity of this Agreement or the other Loan Documents to which it is a party.

SECTION 6.7. No Violation. No part of the proceeds of the Credit Extensions hereunder (including proceeds of any disbursements under any Letter of Credit) will be used, directly or indirectly by the Account Party for the purpose of purchasing or carrying any "margin stock" within the meaning of F.R.S. Board Regulation U, or for any other purpose which violates, or which conflicts with, the provisions of F.R.S. Board Regulation U or X. The Account Party is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such "margin stock".

SECTION 6.8. ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Material Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Material Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Material Plan, (ii) failed to make any contribution or payment to any Material Plan, or made any amendment to any Material Plan, which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 6.9. Governmental Approvals. No authorization, consent or approval from any Governmental Authority is required for the execution, delivery and performance by the Account Party of this Agreement and the other Loan Documents to which it is a party, except such authorizations, consents and approvals as have been obtained prior to the Effective Date and are in full force and effect.

SECTION 6.10. Investment Company Act. The Account Party is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.11. Public Utility Holding Company Act. The Account Party is not a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 6.12. Restricted Subsidiaries, Etc. Each Restricted Subsidiary of the Account Party, as of the Effective Date, is a Wholly-Owned Subsidiary of the Account Party and is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all corporate or other organizational powers to carry on its businesses as now conducted.

SECTION 6.13. Tax Returns and Payments. The Account Party and each of its Restricted Subsidiaries has filed or caused to be filed all Federal, state, local and foreign income tax returns required to have been filed by it and has paid or caused to be paid all income taxes shown to be due on such returns except income taxes that are being contested in good faith by appropriate proceedings and for which the Account Party or its Restricted Subsidiaries, as the case may be, shall have set aside on its books appropriate reserves with respect thereto in accordance with GAAP or that would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.14. Compliance with Laws. To the knowledge of the Account Party or any of its Restricted Subsidiaries, the Account Party and each of its Restricted Subsidiaries is in compliance with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws), except to the extent (a) such compliance is being contested in good faith by appropriate proceedings or (b) non-compliance would not reasonably be expected to materially and adversely affect its ability to perform any of its obligations under this Agreement or any other Loan Document to which it is a party.

SECTION 6.15. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 6.16. Reportable Transactions. The Account Party does not intend to treat any of the transactions contemplated by this Agreement as a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Account Party takes or determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Account Party so notifies the Administrative Agent, or if the Administrative Agent or any Lender determines that the any of the transactions contemplated by this Agreement constitutes a "reportable transaction," the Account Party acknowledges that each such Person may treat its extensions of credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Persons may maintain the lists and other records required by such Treasury Regulation.

SECTION 6.17. Guarantees. As of the Effective Date, except as set forth in Item 6.17 of the Disclosure Schedule, the Account Party has no Guarantees of any Debt of any Foreign Subsidiary of the Account Party other than such Debt not in excess of $25,000,000 in the aggregate.

ARTICLE VII
COVENANTS

SECTION 7.1. Incorporation of Covenants from the Incorporated Agreement. The Account Party agrees with each Lender, the Issuer and the Administrative Agent that until the Termination Date has occurred, the Account Party will perform or cause to be performed each covenant of the "Borrower" contained in Article IV of the Incorporated Agreement, with each definition and related term, as in effect on the Effective Date (and thereafter as in effect to the extent modified by the Required Lenders) being incorporated in this Agreement by this reference as though specifically set forth herein, subject in all cases to the terms of Section 1.5.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an "Event of Default".

SECTION 8.1.1. Non-Payment of Obligations. The Account Party shall default in the payment or prepayment when due of:

          (a) any Reimbursement Obligation; or

          (b) any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of five days after such amount was due.

SECTION 8.1.2. Breach of Warranty. Any representation or warranty of the Account Party made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. The Account Party shall default in the due performance or observance of any of its obligations under Sections 6.01(a), (b) or (c), clause (ii) of Section 6.05, or Sections 6.06, 6.08, 6.09, 6.12, 6.13 or 6.14 of the Incorporated Agreement.

SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. The Account Party shall (a) fail to observe or perform any covenant or agreement contained in Section 6.01(d) of the Incorporated Agreement for 10 days after any such failure; or (b) fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those covered by Sections 8.1.1, 8.1.2, 8.1.3 or clause (a) above) for 30 days after written notice thereof has been given to the Account Party by the Administrative Agent, or at the request of the Required Lenders.

SECTION 8.1.5. Default on Material Debt. The Account Party or any Restricted Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Debt beyond any period of grace provided with respect thereto, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Debt beyond any period of grace provided with respect thereto if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Debt or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity.

SECTION 8.1.6. Judgments. The Account Party or any of its Restricted Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $20,000,000, entered against the Account Party or any such Restricted Subsidiary that is not stayed on appeal or otherwise being appropriately contested in good faith.

SECTION 8.1.7. Pension Plans. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000.

SECTION 8.1.8. Change of Control. Any Change of Control shall have occurred.

SECTION 8.1.9. Bankruptcy, Insolvency, etc. Any of the following shall occur:

          (a) the Account Party or any Restricted Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay, or shall admit in writing its inability to pay, its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

          (b) an involuntary case or other proceeding shall be commenced against the Account Party or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Restricted Subsidiary under the Bankruptcy Code.

SECTION 8.2. Action if Bankruptcy. If any Event of Default described in Section 8.1.9 with respect to the Account Party shall occur, the Letter of Credit Commitment (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all Obligations hereunder (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and the Account Party shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings and pay other monetary Obligations.

SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 8.1.9 with respect to the Account Party) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Account Party declare all or any portion of the outstanding principal amount of all Obligations hereunder (including Reimbursement Obligations) to be due and payable and/or the Letter of Credit Commitment (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Letter of Credit Commitment shall terminate and the Account Party shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings any pay other monetary Obligations.

ARTICLE IX
THE ADMINISTRATIVE AGENT

SECTION 9.1. Actions. Each Lender hereby appoints Scotia Capital as its Administrative Agent under and for purposes of each Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender's proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of any Loan Document, (including attorneys' fees), and as to which the Administrative Agent is not reimbursed by the Account Party; provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent's gross negligence or willful misconduct. The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent's determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 9.2. Exculpation. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Credit Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Account Party of its Obligations. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

SECTION 9.3. Successor. The Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Account Party and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which (subject, so long as no Event of Default has occurred and is continuing, to the prior approval of the Account Party) shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided that, if, such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Section 10.3 and Section 10.4 shall continue to inure to its benefit.

SECTION 9.4. Credit Extensions by Scotia Capital. Scotia Capital shall have the same rights and powers with respect to the Credit Extensions made by it or any of its Affiliates and may exercise the same as if it were not the Administrative Agent. Scotia Capital and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Account Party or any Subsidiary or Affiliate of the Account Party as if Scotia Capital were not the Administrative Agent hereunder.

SECTION 9.5. Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender's review of the financial information of the Account Party, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Letter of Credit Commitment. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

SECTION 9.6. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Account Party pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Account Party). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Account Party for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.

SECTION 9.7. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties.

SECTION 9.8. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received a written notice from a Lender or the Account Party specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Credit Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

ARTICLE X
MISCELLANEOUS PROVISIONS

SECTION 10.1. Waivers, Amendments, etc. The provisions of each Loan Document (other than Letters of Credit, which shall be modified only in accordance with their respective terms) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Account Party and the Required Lenders; provided that, no such amendment, modification or waiver shall:

          (a) modify clause (b) of Section 4.3, Section 4.4 (as it relates to sharing of payments) or this Section, in each case, without the consent of all Lenders;

          (b) increase the aggregate amount of any Credit Extensions required to be made or risk participated in by a Lender hereunder, or extend the final Commitment Termination Date of Credit Extensions made (or risk participated in) by a Lender, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to any Obligations shall only require the vote of the Required Lenders);

          (c) reduce (by way of forgiveness), the amount of or reduce the rate of interest on any amounts due hereunder, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable in connection herewith, in each case without the consent of such Lender (provided that, the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.1);

          (d) reduce the percentage set forth in the definition of "Required Lenders" or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

          (e) increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;

          (f) release the Account Party from its Obligations under the Loan Documents, without the consent of all Lenders; or

          (g) affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent) or the Issuer (in its capacity as Issuer), unless consented to by the Administrative Agent or the Issuer, as the case may be.

No failure or delay on the part of any Credit Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Account Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Credit Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2. Notices; Time. All notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Account Party, the Administrative Agent, a Lender or the Issuer, to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Electronic mail and Internet and intranet websites may be used only to distribute routine communications by the Administrative Agent to the Lender, such as financial statements and other information as provided in Section 6.01 of the Incorporated Agreement and for the distribution and execution of Loan Documents for execution by the parties thereto, and may not be used for any other purpose. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile (or electronic transmission) shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.

SECTION 10.3. Payment of Costs and Expenses. The Account Party agrees to pay on demand all expenses of the Administrative Agent (including the fees and reasonable out-of-pocket expenses of Mayer, Brown, Rowe & Maw LLP, counsel to the Administrative Agent and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent) in connection with (a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and (b) the preparation and review of the form of any document or instrument relevant to any Loan Document; provided, that the Account Party shall not be liable for any legal fees or disbursements of any counsel for the Administrative Agent and the Lenders other than Mayer, Brown, Rowe & Maw LLP associated with the preparation, execution and delivery of this Agreement and the closing documents contemplated hereby.

The Account Party further agrees to pay, and to save each Credit Party harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document or the Credit Extensions hereunder. The Account Party also agrees to reimburse the Administrative Agent upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses of counsel to the Administrative Agent) incurred by the Administrative Agent in connection with (x) the negotiation of any restructuring or "work-out" with the Account Party, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Credit Party, the Account Party hereby indemnifies and holds each Credit Party and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

          (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

          (b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Account Party as the result of any determination by the Required Lenders pursuant to Article V not to extend any Credit Extension, provided that, any such action is resolved in favor of such Indemnified Party);

          (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Account Party or any of its Subsidiaries of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

          (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the release by the Account Party or its Subsidiary of any Hazardous Substance;

          (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Account Party or its Subsidiary of any Hazardous Substance (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Account Party or such Subsidiary; or

          (f) each Lender's Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of the Account Party or its Subsidiary by foreclosure or by a deed in lieu of foreclosure for any Lender's Environmental Liability, regardless of whether caused by, or within the control of, the Account Party or such Subsidiary);

except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or willful misconduct. The Account Party and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, the Account Party's obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of the Account Party with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Account Party agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 10.5. Survival. The obligations of the Account Party under Sections 4.1, 4.2, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4) and the occurrence of the Termination Date. The representations and warranties made by the Account Party in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 10.6. Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7. Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Account Party, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent), shall have been received by the Administrative Agent.

SECTION 10.9. Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98--INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE "ISP RULES")) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE INTERNAL LAWS OF THE STATE OF NEW YORK. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that, the Account Party may not assign or transfer its rights or obligations hereunder without the consent of all Lenders (except to the extent that any such assignment results from the consummation of a merger or consolidation permitted pursuant to Section 6.08 of the Incorporated Agreement).

SECTION 10.11. Sale and Transfer of Credit Extensions; Participations in Credit Extensions. Each Lender may assign, or sell participations in, its Letters of Credit and Letter of Credit Commitment to one or more other Persons in accordance with the terms set forth below.

          (a) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Letter of Credit Commitment); provided that:

                    (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's rights and obligations, the aggregate amount of such rights and obligations (including an obligation to risk participate in Letters of Credit) subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Account Party, otherwise consent; and

                    (ii) the parties to each assignment shall execute and deliver to the Administrative Agent a Assignment Agreement, together with a processing and recordation fee of $3,500 and if the Eligible Assignee is not already Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms.

          (b) If the consent of the Account Party to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), the Account Party shall be deemed to have given its consent ten Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) to the Account Party, unless such consent is expressly refused by the Account Party prior to such tenth Business Day.

          (c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (d), from and after the effective date specified in each Assignment Agreement, (i) the Eligible Assignee thereunder shall (if not already a Lender) be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender thereunder shall (subject to Section 10.5) be released from its obligations under the Loan Documents, to the extent of the interest assigned by such Assignment Agreement (and, in the case of a Assignment Agreement covering all of the assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto, but shall (as to matters arising prior to the effectiveness of the Assignment Agreement) continue to be entitled to the benefits of any provisions of the Loan Documents which by their terms survive the termination of this Agreement). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the terms of this Section shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e).

          (d) The Administrative Agent shall record each assignment made in accordance with this Section in the Register pursuant to Section 2.4. The Register shall be available for inspection by the Account Party and any Lender, at any reasonable time upon reasonable prior notice to the Administrative Agent.

          (e) Any Lender may, without the consent of, or notice to, any Person, sell participations to one or more Persons (other than natural Persons, the Account Party or any Affiliate of the Account Party) (a "Participant") in all or a portion of such Lender's rights or obligations under the Loan Documents; provided that, (i) such Lender's obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Account Party, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells a participation shall provide that such Lender shall retain the sole right to enforce the rights and remedies of a Lender under the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, take any action of the type described in clauses (a) through (d) or clause (f) of Section 10.1 with respect to Obligations participated in by that Participant. Subject to clause (f), the Account Party agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.2, 10.3 and 10.4 and Section 6.01 of the Incorporated Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.5 as though it were a Lender, but only if such Participant agrees to be subject to Section 4.4 as though it were a Lender.

          (f) A Participant shall not be entitled to receive any greater payment under Section 4.1, 4.2, 10.3 or 10.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Account Party's prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.2 unless the Account Party is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Account Party, to comply with the requirements set forth in Section 4.2 as though it were a Lender. Any Lender that sells a participating interest in any Letter of Credit Commitment or other interest to a Participant under this Section shall indemnify and hold harmless the Account Party and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys' fees and expenses) incurred or payable by the Account Party or the Administrative Agent as a result of the failure of the Account Party or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Account Party, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN or W-8ECI (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.

          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (h) In the event that S&P or Moody's, shall, after the date that any Person becomes a Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB- or Baa3, respectively, or the equivalent, then the Account Party and the Issuer shall each have the right, but not the obligation, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Eligible Assignee or a financial institution (a "Replacement Lender") acceptable to the Account Party, the Administrative Agent, and the Issuer (such consents not to be unreasonably withheld or delayed; provided that no such consent shall be required if the Replacement Lender is an existing Lender), and upon any such downgrading of any Lender's long-term certificate of deposit rating, such Lender hereby agrees to transfer and assign (in accordance with this Section) all of its Letter of Credit Commitments and other rights and obligations under the Loan Documents (including Reimbursement Obligations) to such Replacement Lender; provided that, (i) such assignment shall be without recourse, representation or warranty (other than that such Lender owns the Letter of Credit Commitments being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Replacement Lender shall be in the amount of such Lender's Percentage of outstanding Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 4.1 and 4.2, which shall be paid by the Account Party), owing to such Lender hereunder. Upon any such termination or assignment, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and subject to the obligations of, any provisions of the Loan Documents which by their terms survive the termination of this Agreement.

SECTION 10.12. Other Transactions. Nothing contained herein shall preclude the Administrative Agent, the Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Account Party or any of its Affiliates in which the Account Party or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.13. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUER OR THE ACCOUNT PARTY IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. THE ACCOUNT PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE ACCOUNT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE ACCOUNT PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE ACCOUNT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 10.14. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER, THE ISSUER AND THE ACCOUNT PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, THE ISSUER OR THE ACCOUNT PARTY IN CONNECTION THEREWITH. THE ACCOUNT PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND THE ISSUER ENTERING INTO THE LOAN DOCUMENTS.

SECTION 10.15. Confidentiality. Each Lender agrees to hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices; provided, that nothing herein shall prevent any Credit Party from disclosing such information (i) to any other Credit Party, (ii) to any other Person if reasonably incidental to the administration of the Letters of Credit, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority, (v) which had been publicly disclosed other than as a result of a disclosure by any Credit Party prohibited by this Agreement, (vi) in connection with any litigation to which any Credit Party or any of their respective subsidiaries or affiliates may be party, (vii) to the extent necessary in connection with the exercise of any remedy hereunder, (viii) to such Credit Party's affiliates and their respective directors, officers, employees and agents including legal counsel and independent auditors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) and (ix) subject to provisions substantially similar to those contained in this Section 9.12, to any actual or proposed Participant or Assignee. Notwithstanding the foregoing, any Credit Party or Mayer, Brown, Rowe & Maw LLP may circulate promotional materials and place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web, in each case, after the closing of the transactions contemplated by this Agreement in the form of a "tombstone" or other release limited to describing the names of the Account Party or its affiliates, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

SECTION 10.16. USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Account Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Account Party, which information includes the name and address of the Account Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Account Party in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

PPL ENERGY SUPPLY, LLC

By:	_________________________________
Name:
Title:

Address:	Two North Nine Street
Allentown, PA 18101-1179

Facsimile No.: (610) 774-5106

Attention:

[SIGNATURE PAGE TO REIMBURSEMENT AGREEMENT]

THE BANK OF NOVA SCOTIA, as the Administrative Agent and the Issuer

By:	_________________________________
Name:
Title:

Address:	One Liberty Plaza
New York, New York 10006

Facsimile No.: (212) 225-5480

Attention:

[SIGNATURE PAGE TO REIMBURSEMENT AGREEMENT]

SCHEDULE I

DISCLOSURE SCHEDULE TO REIMBURSEMENT AGREEMENT

ITEM 6.17 Guarantees

None.

SCHEDULE II

PERCENTAGES;
NAME AND NOTICE ADDRESS

NAME AND NOTICE ADDRESS OF LENDER	LC PERCENTAGE